Exhibit 11
                                                                      ----------


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (Dollars In Thousands Except Per Unit Amounts)

                                                Three Months Ended September 30,
                                                --------------------------------
                                                    2006               2005
                                                --------------  ----------------
                                                         (Unaudited)
Weighted average number of limited partners'
   units on which limited partners' net income
   per unit is based:                              225,808,817  213,191,673
Basic..........................................
Add:  Incremental units under common unit
   option plan and under contracts to issue
   units depending on the market price of the          346,218      304,598
   units at a future date......................    -----------  -----------
Assuming dilution..............................    226,155,035  213,496,271
                                                   ===========  ===========


Calculation of Limited Partners' interest in Net Income:
Net Income.....................................      $ 223,818    $ 245,387
Less:  General Partner's interest in Net Income       (133,881)    (122,744)
Limited Partners' interest in Net Income.......   ------------ ------------
                                                     $  89,937    $ 122,643
                                                   ===========  ===========


Limited Partners' Net Income per unit:
Basic..........................................      $     0.40  $     0.58
Diluted........................................      $     0.40  $     0.57


                                                Nine Months Ended September 30,
                                                -------------------------------
                                                    2006              2005
                                                --------------  ---------------
                                                         (Unaudited)
Weighted average number of limited partners'
   units on which limited partners' net income
   per unit is based:                              222,810,403  210,000,670
Basic..........................................
Add:  Incremental units under common unit
   option plan and under contracts to issue
   units depending on the market price of the          333,813      198,126
   units at a future date......................    -----------  -----------
Assuming dilution..............................    223,144,216  210,198,796
                                                   ===========  ===========


Calculation of Limited Partners' interest in
Net Income:
Net Income.....................................      $ 717,588    $ 690,834
Less:  General Partner's interest in Net Income      (393,565)    (351,724)
                                                  ------------ ------------
Limited Partners' interest in Net Income.......      $ 324,023    $ 339,110
                                                   ===========  ===========


Limited Partners' Net Income per unit:
Basic..........................................     $     1.45   $     1.61
Diluted........................................     $     1.45   $     1.61